SPICER JEFFRIES LLP

Certified Public Accountants

4601 DTC BOULEVARD • SUITE 700

DENVER, COLORADO 80237

TELEPHONE: (303) 753-1959

FAX: (303) 753-0338

www.spicerjeffries.com

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form S-3 for United States Brent Oil Fund, LP of our report dated March 13, 2020 relating to the statements of financial condition as of December 31, 2019 and 2018, including the schedules of investments as of December 31, 2019 and 2018, and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2019, 2018 and 2017 of United States Brent Oil Fund, LP included in the Form 10-K of United States Brent Oil Fund, LP for the year ended December 31, 2019, and to the reference to our Firm as “Experts” in the Prospectus, which is part of this Registration Statement.

Denver, Colorado

April 16, 2020